UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2004

VENTURI PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13956	56-1930691

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

Five LakePointe Plaza
2709 Water Ridge Parkway, 2nd Floor
Charlotte, North Carolina 28217

(Address of Principal Executive Offices)

(704) 442-5100

(Registrant’s Telephone Number, including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On September 1, 2004, Venturi Partners, Inc. (“Venturi”) entered into Separation Agreements with three of its executive officers, Larry Enterline, James Hunt and Ken Bramlett, who are to be terminated if Venturi completes its proposed merger with COMSYS Holding, Inc. (“COMSYS”). Copies of these Separation Agreements are attached as Exhibits 99.1, 99.2 and 99.3 to this Current Report on Form 8-K.

     Under the terms of these Separation Agreements, each of these executives agreed to continue employment with the combined company for a period following the closing of the merger with COMSYS (Mr. Enterline for 60 days, and Mr. Bramlett and Mr. Hunt each for 90 days), to provide transitional assistance to management of the combined company and to use his reasonable best efforts to maintain the goodwill of employees, customers and suppliers. In consideration for these services, upon the agreed upon termination of the executive’s transitional employment with the combined company, he will receive the following payments through his termination date:

•	accrued and unpaid base salary;

•	payment for all accrued but unpaid personal time off;

•	reimbursements owing to the executive under the terms of the executive’s employment agreement; and

•	other benefits in accordance with Venturi’s plans and programs as described in his employment agreement.

In addition, under these agreements, the combined company will pay to each executive on January 3, 2005 the amount of his account balance maintained in Venturi’s deferred compensation plan, in the case of Mr. Enterline, and Venturi’s non-qualified profit sharing plan, in the cases of Mr. Hunt and Mr. Bramlett, plus accrued interest and his share of reallocated forfeitures as provided in the respective plan, through the date of payment. As of June 27, 2004, these respective account balances were $680,000 for Mr. Enterline, $384,907 for Mr. Hunt and $284,120 for Mr. Bramlett. Except as provided below, the payments described in this paragraph will be in lieu of any payments for termination of employment that each executive would have been entitled to receive under the terms of his existing employment agreement.

     In addition, each Separation Agreement provides that the executive will be entitled to the following, so long as the executive’s employment is not terminated for cause (within the meaning of his employment agreement) during the transition period:

•	a lump sum change in control payment of $539,900 for Mr. Enterline, $870,000 for Mr. Hunt, and $696,000 for Mr. Bramlett, payable within 10 days after the closing of the merger with COMSYS;

•	a non-competition payment of $400,000 for Mr. Enterline, $300,000 for Mr. Hunt, and $240,000 for Mr. Bramlett, payable within 10 days after the closing of the merger with

COMSYS, in consideration of his agreement not to disclose confidential information of Venturi and to refrain from competing with Venturi or soliciting company executives or clients;

•	vesting of all outstanding options to purchase Venturi common stock, and extension of the expiration date for exercising all options to four years after his employment termination date, or, in Mr. Enterline’s case, for four years after he ceases to be a director of the combined company;

•	continuation of his existing group health, dental, and vision insurance benefits until the earlier of the third anniversary of his termination of employment or such time as the executive obtains alternative comparable coverage under another group plan with no pre-existing condition exclusions or limitations.

To the extent that the payments described in this paragraph would constitute “excess parachute payments” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced so as to avoid imposition of this tax.

     In consideration of his benefits under the Separation Agreement, each of these executives will be required to execute a comprehensive release of claims against Venturi and agree not to compete with Venturi in the IT consulting or staffing business or to solicit company executives or clients for two years following the termination of his transitional employment. As of the time of the closing of the merger with COMSYS, each executive’s Separation Agreement will be deemed to have amended and superseded certain provisions of his existing employment agreement and option agreements. In the event that for any reason the merger with COMSYS does not close by December 31, 2004 or the executive’s employment is not terminated, each executive’s existing employment agreement and option award agreement will remain in full force and effect, and the terms of the separation agreement will become null and void.

     The foregoing description of each Separation Agreement is qualified in its entirety by reference to the Exhibits attached hereto, which are incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

Exhibit 99.1	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and Ken R. Bramlett, Jr.

Exhibit 99.2	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and James C. Hunt
Exhibit 99.3	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and Larry L. Enterline

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2004

Venturi Partners, Inc.

	By:	/s/ Ken R. Bramlett, Jr.

Ken R. Bramlett, Jr. Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit	Description
Exhibit 99.1	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and Ken R. Bramlett, Jr.
Exhibit 99.2	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and James C. Hunt
Exhibit 99.3	Separation Agreement dated September 1, 2004 between Venturi Partners, Inc. and Larry L. Enterline